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          China Pharma Holdings, Inc. Receives $5.6 Million in Purchase

                Orders for Pusen OK (Generic Aleve-D(TM) Product)

            The Company announces unaudited preliminary 2007 revenue of approximate $33 million, representing an over 50% increase from 2006

NEW YORK and HAIKOU CITY, Hainan Province, China, February 25, 2008 -- China Pharma Holdings, Inc. ("China Pharma") (OTC BB: CPHI - News) which develops, manufactures, and markets generic and branded bio-pharmaceutical products in China, today announced it received new purchase orders from one of its main distributors for its Pusen OK, a generic version of Aleve-D(TM). The orders total approximately $5.6 million, are expected to be recognized during 2008 and carry associated gross margins higher than 55 percent, which is approximately 10 percent higher than the Company's average gross margins during the past year.

Separately, the Company announced preliminary revenues for 2007 of at least $33 million, representing an over 50 percent growth compared to 2006. Pusen OK contributed approximately $4.1 million in revenues during 2007.

Since mid January, several of the worst snowstorms in decades struck most of central and southern China. As a result of this and other factors related to the colder weather and lower temperatures in China, the incidence of flu and cardiovascular diseases surged dramatically, and has increased the demand for China Pharma's cold medicine Pusen OK, the only generic version of Aleve-D(TM) brand with an antihistamine in China. Compared to other cold medicines in China's market, Pusen OK is among the most effective with 12 hour relief and does not cause sleepiness as a side effect.

Ms. Zhilin Li, president and CEO of China Pharma said: "I am very pleased to announce this new order for our Pusen OK product as our focused sales and marketing efforts have successfully created awareness among many of our major pharmaceutical distributors. The Company recently initiated production to fulfill these orders and anticipate initial contributions during the first quarter. Further, we expect Pusen OK will be a significant contributor to our growth during 2008, and will be supported by increased sales from our existing product portfolio in addition to the launch of two new products during the first half of 2008."

 About China Pharma Holdings, Inc.

China Pharma Holdings, Inc. develops, manufactures, and markets generic and brand bio-pharmaceutical products in China that treat a wide range of conditions, including infections, hepatitis, cardiovascular and CNS diseases, and other prevailing diseases. Helpson Bio-pharmaceutical Co., Ltd (Helpson), a specialty pharmaceutical company headquartered in Haikou City, Hainan province


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in China,  is a wholly  owned  subsidiary  of China  Pharma  Holdings.  For more
information    about    China    Pharma    Holdings,    Inc.,    please    visit
http://www.chinapharmaholdings.com.

Safe Harbor Statement:

Certain statements in this press release and oral statements made by China Pharma on its conference call in relation to this release, constitute forward-looking statements for purposes of the safe harbor provisions under The Private Securities Litigation Reform Act of 1995. Any statements set forth above that are not historical facts are forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements, which may include, but are not limited to, such factors as unanticipated changes in product demand, increased competition, failure to obtain or maintain intellectual property protection, downturns in the Chinese economy, uncompetitive levels of research and development, failure to obtain regulatory approvals, and other information detailed from time to time in the Company's filings and future filings with the United States Securities and Exchange Commission. The forward-looking statements made herein speak only as of the date of this press release and the Company undertakes no duty to update any forward-looking statement to conform the statement to actual results or changes in the company's expectations.


Contact:
China Pharma Holdings, Inc.
Sophia Yu, +86-898-6681-1730
hps@chinapharmaholdings.com

Or

HC International, Inc.
Alan Sheinwald, (914) 669-0222
Alan.sheinwald@hcinternational.net